UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): November 3, 2004

VIROPHARMA INCORPORATED

(Exact Name of Issuer as Specified in Charter)

DELAWARE	0-021699	23-2789550
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

397 EAGLEVIEW BOULEVARD EXTON, PENNSYLVANIA	19341
(Address of principal executive offices)	(Zip Code)

(610) 458-7300

(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 1.01. Entry into a Material Definitive Agreement.

ViroPharma Incorporated (“ViroPharma”), a pharmaceutical company focused on developing and commercializing products that address serious diseases treated by physician specialists in areas including hospital settings, transplant and gastroenterology, today announced that it has signed a license agreement with Schering-Plough Corporation (“Schering-Plough”) under which Schering-Plough has assumed responsibility for all future development and commercialization of the intranasal formulation of pleconaril for the treatment of the common cold in the United States and Canada.

Upon the effective date of the agreement, Schering-Plough will pay ViroPharma an initial license fee of $10 million and thereafter will purchase some or all of ViroPharma’s existing inventory of bulk drug substance for up to an additional $6 million. ViroPharma will also be eligible to receive up to an additional $65 million in milestone payments upon achievement of certain targeted regulatory and commercial events, as well as royalties on Schering-Plough’s sales of intranasal pleconaril in the licensed territories, upon Schering-Plough’s receipt of all necessary regulatory approvals. The license agreement will become effective after the expiration or early termination of the Hart-Scott-Rodino waiting period.

In November 2003, the two companies entered into an option agreement for intranasal pleconaril. Since then, ViroPharma conducted a series of clinical studies designed to evaluate the antiviral activity, safety and performance characteristics of the intranasal pleconaril formulation. Based on the assessment of these studies, in August 2004 Schering-Plough exercised its option to move forward and enter into a license agreement for the product.

In 1995, ViroPharma licensed rights to develop and commercialize pleconaril in the United States and Canada from Sanofi-Synthelabo who retains rights in all other territories.

A copy of the press release announcing the signing of the license agreement is filed as Exhibit 99.1 to this report.

Item 9.01. Financial Statements, Pro Forma Financial Information and Exhibits

The following exhibits are attached to this Form 8-K:

(c)	Exhibit No.	Description
	99.1	Press Release dated November 3, 2004.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VIROPHARMA INCORPORATED

Date: November 3, 2004	By:	/s/ Thomas F. Doyle
Thomas F. Doyle
Vice President, General Counsel and Secretary

Index of Exhibits

Exhibit Number	Description
99.1	Press Release dated November 3, 2004.